UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 28, 2003
(Date of Earliest Event Reported)

MAXIM INTEGRATED PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	0-16538	94-2896096
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 SAN GABRIEL DRIVE SUNNYVALE, CALIFORNIA	94086
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-7600
(Registrant’s Telephone Number, Including Area Code)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

             (c) Exhibits.

The exhibit listed below is being furnished with this Form 8-K.

Exhibit No.	Description
99.1	Text of press release, dated October 28, 2003, titled “Maxim reports revenues and earnings for the first quarter of fiscal 2004 and declares quarterly dividend.”

Item 12. Results of Operations and Financial Condition.

On October 28, 2003, Maxim Integrated Products, Inc. (the “Company”) announced via press release the Company’s preliminary results for its first quarter ended September 27, 2003. A copy of the Company’s press release is attached hereto as Exhibit 99.1. This Form 8-K and the attached exhibit are provided under Item 12 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Carl W. Jasper Carl W. Jasper Vice President and Chief Financial Officer

Date: October 28, 2003

Exhibit 99.1

Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:	John F. Gifford, Chairman, President and Chief Executive Officer (408) 737-7600

MAXIM REPORTS REVENUES AND EARNINGS
FOR THE FIRST QUARTER OF FISCAL 2004
AND DECLARES QUARTERLY DIVIDEND

SUNNYVALE, CA—October 28, 2003—Maxim Integrated Products, Inc., (MXIM) reported net revenues of $310.2 million for its fiscal first quarter ending September 27, 2003, a 5.1% increase over the $295.0 million reported for the Company’s last reported quarter, the fourth quarter of fiscal 2003. Net income for the quarter was $87.4 million, a 19.4% increase over the $73.2 million reported last year and a 6.9% increase over the $81.7 million reported for the fourth quarter. Diluted earnings per share were $0.25 for the first quarter, a 13.6% increase over the $0.22 reported for the same period a year ago and a 4.2% increase over the $0.24 reported for the fourth quarter of fiscal 2003.

During the quarter, cash and short-term investments increased $130.6 million after the Company repurchased 379,000 shares of its common stock for $15.5 million, paid dividends of $26.1 million, and acquired $23.0 million in capital equipment. Accounts receivable increased $4.2 million in the first quarter to $131.0 million due to the increase in net revenues, and inventories decreased $5.7 million to $115.4 million.

— more —

Gross margin for the first quarter remained consistent with the prior quarter at 70.0%, after inventory reserves were increased by $2.2 million. Research and development expense was $70.1 million or 22.6% of net revenues in the first quarter, compared to $67.2 million or 22.8% of net revenues in the fourth quarter of fiscal 2003. The increase in research and development expense in the first quarter was due to hiring additional engineers and increased expenses to support the Company’s new product development efforts. Selling, general and administrative expenses increased slightly from $21.0 million in the fourth quarter to $21.4 million in the first quarter but decreased as a percentage of net revenues from 7.1% to 6.9%.

First quarter bookings were approximately $349 million, a 12% increase over the fourth quarter’s level of $313 million. Turns orders received in the quarter were approximately $180 million, a 12% increase over the $161 million received in the prior quarter (turns orders are customer orders that are for delivery within the same quarter and may result in revenue within the same quarter if the Company has available inventory that matches those orders). Bookings increased in all geographic locations, with the greatest bookings improvement in the Pacific Rim region.

First quarter ending backlog shippable within the next 12 months was approximately $252 million, including approximately $233 million requested for shipment in the second quarter of fiscal 2004. The Company’s fourth quarter ending backlog shippable within the next 12 months was approximately $227 million, including approximately $199 million that was requested for shipment in the first quarter of fiscal 2004.

Jack Gifford, Chairman, President, and Chief Executive Officer, commented: “We were pleased to see such a broad-based improvement in bookings this quarter, with 11 of our 14 business units seeing improved orders over last quarter. This is the third consecutive quarter of improved bookings, and bookings are at their highest level since the second quarter of fiscal 2001.”

— more —

Mr. Gifford concluded: “The Company’s Board of Directors has declared a quarterly cash dividend of $0.08 per share. Payment will be made on November 28, 2003 to stockholders of record on November 10, 2003.”

****

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. They include statements regarding the Company’s profitability and business outlook. Actual results could differ materially from those forecasted based upon, among other things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, such as declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market, as well as other risks described in the Company’s Form 10K for the fiscal year ended June 28, 2003.

All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

# # #

Consolidated Balance Sheets

(In thousands)		9/27/03 (unaudited)	6/28/03 (audited)
Assets	Current assets:
	Cash and cash equivalents	$163,835	$210,841
	Short-term investments	1,130,805	953,166
	Total cash, cash equivalents and short-term investments	1,294,640	1,164,007
	Accounts receivable, net	130,982	126,760
	Inventories	115,449	121,192
	Deferred tax assets and other current assets	153,485	152,683
	Total current assets	1,694,556	1,564,642
	Property, plant and equipment, at cost	1,529,734	1,507,546
	Less accumulated depreciation	(751,889)	(737,661)
	Net property, plant and equipment	777,845	769,885
	Other assets	32,056	33,435
	Total assets	$2,504,457	$2,367,962
Liabilities and	Current liabilities:
Stockholders’	Accounts payable	$49,623	$42,041
Equity	Accrued expenses	147,957	141,394
	Deferred income on shipments to distributors	22,669	21,582
	Income taxes payable	9,358	10,900
	Total current liabilities	229,607	215,917
	Deferred tax liabilities	81,633	77,633
	Other liabilities	4,000	4,000
	Total liabilities	315,240	297,550
	Stockholders’ equity:
	Common stock	171,024	112,497
	Retained earnings	2,017,730	1,956,491
	Accumulated other comprehensive income	463	1,424
	Total stockholders’ equity	2,189,217	2,070,412
	Total liabilities and stockholders’ equity	$2,504,457	$2,367,962

Consolidated Statements of Income

(In thousands except per share data)	Three Months Ending
	9/27/03 (unaudited)	9/28/02 (unaudited)
Net revenues	$310,169	$285,881
Cost of goods sold	93,028	87,123
Gross margin	217,141	198,758
	70.0%	69.5%
Operating expenses:
Research and development	70,096	71,111
Selling, general and administrative	21,389	22,296
Operating income	125,656	105,351
	40.5%	36.9%
Interest income, net	4,751	3,868
Income before provision for income taxes	130,407	109,219
Provision for income taxes	43,034	36,042
Net income	$87,373	$73,177
Basic earnings per share	$0.27	$0.23
Shares used in the calculation of basic earnings per share	326,247	319,498
Diluted earnings per share	$0.25	$0.22
Shares used in the calculation of diluted earnings per share	347,333	337,946
Dividends declared per share	$0.08	$—

Maxim Integrated Products, Incorporated

Company Profile

NASDAQ Symbol: MXIM        •        Founded 1983        •        Public since: February 29, 1988

OPERATIONS

Corporate Offices:	120 San Gabriel Drive, Sunnyvale, California 94086
U.S. Sales Offices:	Sunnyvale and Costa Mesa, CA; Wheeling, IL; Roswell, GA; Chelmsford, MA; Austin and Dallas, TX; Beaverton, OR; Horsham, PA
Foreign Offices:
Munich, Germany; Tokyo, Japan; London, UK; Paris, France; Taipei, Taiwan; Seoul, South Korea;Hong Kong; Singapore; Milan, Italy; Beijing, China; Stockholm, Sweden; Zurich, Switzerland;Viborg, Denmark; Helsinki, Finland

PRODUCTS

Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing.

•	Maxim serves approximately 35,000 customers worldwide.

•	Maxim has developed more products than any other analog company in the past 18 years.

•	Maxim is recognized as the leader in CMOS analog and bipolar high-frequency technologies.

•	70% international sales for Q1 FY04.

FINANCIAL HIGHLIGHTS (In thousands, except EPS)

	FY2000	FY2001	FY2002	FY2003	Q1 FY2004
Net Revenues	$1,376,085	$1,576,613	$1,025,104	$1,153,219	$310,169
Net Income	$373,083	$334,939	$259,183	$309,601	$87,373
Shares	359,548	361,620	355,821	341,253	347,333
Diluted EPS	$1.04	$0.93	$0.73	$0.91	$0.25
Cash and Short-Term
Investments	$896,936	$1,220,352	$765,501	$1,164,007	$1,294,640
Total Assets	$2,087,438	$2,430,531	$2,010,812	$2,367,962	$2,504,457
Stockholders’ Equity	$1,719,939	$2,101,154	$1,741,151	$2,070,412	$2,189,217
ROE	24.2%	17.5%	13.5%	16.2%	16.4%
Market Cap	$25,276,091	$14,535,766	$13,391,992	$11,870,840	$13,875,965

RESEARCH COVERAGE

A.G. Edwards, Brett Miller (314) 955-2620
CIBC, Richard Schafer, (720) 554-1119 and
    Daniel Gelbtuch (212) 667-8108
Credit Suisse First Boston, Michael Masdea (415) 836-7779
Deutsche Banc Alex Brown, Ross Seymore (212) 469-8463
Fulcrum Global Partners, Clark Fuhs (415) 248-2549
Investec, Bobby Burleson (212) 898-7716
JMP Securities, Krishna Shankar (415) 835-8971
Lehman Brothers, Joseph To (415) 274-5242
Merrill Lynch, Joseph Osha (415) 676-3510
Morgan Stanley, Louis Gerhardy (415) 576-2391
Pacific Crest Securities, Michael McConnell (503) 790-7788
Pacific Growth Equities, Jim Liang (415) 274-6889
Salomon Smith Barney, Clark Westmont (415) 951-1886
SG Cowen, Jack Romaine (212) 278-4230
SoundView Financial Group, Scott Randall (203) 462-7246
UBS, Tom Thornhill (415) 352-5667
U.S. Bancorp Piper Jaffray, Tore Svanberg (650) 838-1411
Wedbush Morgan Securities, David Wu (213) 688-4547
William Blair & Company LLC, Jeff Rosenberg (312) 364-8342